Exhibit 4.4

EXECUTION COPY

SECOND AMENDMENT

to the

RESTRUCTURING AGREEMENT

between

EARLE M. JORGENSEN HOLDING COMPANY, INC.

and

KELSO

INVESTMENT ASSOCIATES IV, L.P.

Dated as of May 22, 2002

Table of Contents

1.	Cancellation of the Existing Notes and Issuance of the New Holding Notes
	1.1.	Cancellation of the Existing Notes and Issuance of the New Notes
	1.2.	Prepayment of Holding Notes

2.	Closing

3.	Conditions to Closing
	3.1.	Representations and Warranties
	3.2.	Performance; No Default
	3.3.	Compliance Certificate
	3.4.	Absence of Litigation
	3.5.	Indenture
	3.6.	Proceedings

4.	Representations and Warranties of Holding
	4.1.	Organization, Standing, Etc
	4.2.	Qualification
	4.3.	Authorization
	4.4.	No Violation; Conflicts
	4.5.	Governmental Consent
	4.6.	Compliance with Margin Regulations

5.	Terms of New Notes, Etc
	5.1.	Terms of New Notes

6.	Definitions

7.	Survival of Representations and Warranties

8.	Parties

9.	Notices, Etc

10.	Further Assurances

11.	Miscellaneous

12.	Savings Clause

13.	Severability

EXHIBITS

Exhibit A		Form of Holding Note

i

SECOND AMENDMENT TO THE RESTRUCTURING AGREEMENT

THIS SECOND AMENDMENT TO THE RESTRUCTURING AGREEMENT (this “Second Amendment”) is made and entered into as of May 22, 2002, between Earle M. Jorgensen Holding Company, Inc., a Delaware corporation (“Holding”), and Kelso Investment Associates IV, L.P., a Delaware limited partnership (“KIA IV”).

W I T N E S S E T H:

WHEREAS, Holding is the sole stockholder of Earle M. Jorgensen Company, a Delaware corporation (the “Company”);

WHEREAS, pursuant to that certain Restructuring Agreement, dated as of March 3, 1993 (the “Restructuring Agreement”) between Holding and KIA IV, KIA IV agreed to acquire from Holding, and Holding agreed to issue to KIA IV, $55,000,000 in aggregate principal amount of Series A Variable Rate Senior Notes (the “Series A Notes”) and certain warrants for the purchase of shares of common stock of Holding;

WHEREAS, pursuant to that certain Indenture, dated as of March 24, 1998 (the “Prior Indenture”) between the Company and the United States Trust Company of New York, and as set forth in that certain Offering Memorandum of the Company, dated March 19, 1998 (the “Prior Offering”), the Company issued $105,000,000 in aggregate principal amount of 9.5% Senior Notes due 2005 (the “Old Senior Notes”);

WHEREAS, concurrently with the closing of the Prior Offering, the Company entered into (i) the Special Term Loan Agreement (as hereinafter defined) pursuant to which the Company borrowed $100,000,000, and (ii) the Amended and Restated Credit Agreement (as hereinafter defined) pursuant to which the Company refinanced its existing credit facility providing up to $220,000,000 in revolving credit and letter of credit availability;

WHEREAS, the Company used a portion of the net proceeds of the Prior Offering, and borrowings under the Special Term Loan Agreement and the Amended and Restated Credit Agreement, to pay a dividend to Holding in the amount of $45,419,439.60, thereby enabling Holding to make a prepayment of a portion of the Series A Notes and to make a payment of unpaid interest accrued from January 1, 1998 to the March 24, 1998 on the Series A Notes;

WHEREAS, concurrent with Holding’s redemption of such Series A Notes and its payment of such accrued and unpaid interest, Holding and KIA IV agreed, pursuant to that certain Amendment to the Restructuring Agreement, dated as of March 24, 1998 (the “First Amendment”), to extend the maturity of the remaining Series A Notes to March 20, 2006 and issued new notes in replacement thereof (the “Existing Holding Notes”) and to make such other incidental amendments to the Restructuring Agreement as were necessary for the Company to comply with the terms of the Indenture, the Special Term Loan Agreement and the Amended and Restated Credit Agreement.

WHEREAS, pursuant to that certain Indenture, dated as of May 22, 2002 (the “Indenture”) between the Company and The Bank of New York, and as set forth in that certain

Offering Circular of the Company, dated May 17, 2002 (the “Current Offering”), the Company intends to issue $250,000,000 in aggregate principal amount of its 9 ¾% Senior Secured Notes due 2012 (the “Senior Secured Notes”);

WHEREAS, the net proceeds of the Current Offering will be used to provide for (i) the redemption of $105,000,000 in aggregate principal amount of the outstanding Old Senior Notes together with premium and accrued interest thereon to the date of redemption, (ii) the payment of $96,000,000 in aggregate principal amount of the Special Term Loan, plus accrued interest and (iii) pay a dividend to Holding in the amount of $25,000,000 to enable Holding to (x) possibly pay principal and accrued interest on its Existing Holding Notes (which were issued as interest paid in kind on the Existing Holding Notes and are to be exchanged for the New Notes (as defined below)), and/or (y) to redeem or repurchase capital stock of Holding, subject to the terms of the Restructuring Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.             Cancellation of the Existing Notes and Issuance of the New Holding Notes.

1.1.          Cancellation of the Existing Notes and Issuance of the New Notes.  Subject to the terms and conditions hereof, at the Closing:

(a)           KIA IV shall deliver to Holding all of the then outstanding Existing Holding Notes, free and clear of any Lien, and Holding shall cancel all such Existing Holding Notes; and

(b)           Holding shall issue and deliver to KIA IV $178,481,266.68 in aggregate principal amount of new notes, substantially in the form of the note attached hereto as Exhibit A (the “Holding Note”), dated as of the Closing Date and registered in the name of KIA IV (or in the name of its nominee).  (Holding Note No. R-22 and Holding Note No. R-23, in substantially the form attached hereto as Exhibits B and C, respectively, together with any Secondary Notes (as defined), shall hereinafter be referred to as the “New Notes”).

1.2.          Prepayment of Holding Notes.  Holding and KIA IV covenant and agree to discuss the application of the dividend received by Holding, including the possible application of all or a portion of such amount to the prepayment of a portion of the New Notes and/or the payment of accrued interest or the New Notes.  Notwithstanding the foregoing, the application of such dividend will be in accordance with the terms of the Restructuring Agreement unless KIA IV consents in writing to a different application.

2.             Closing.  The closing of the transactions described in Section 1 (the “Closing”) shall take place at the offices of Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022, at 10:00 a.m., Eastern Standard Time, on May 22, 2002 or at such other place, time or date as may be mutually agreed upon by the parties hereto (the “Closing Date”).

3.             Conditions to Closing.  The obligation of KIA IV to consummate the transactions contemplated hereby is subject to the fulfillment to its satisfaction, prior to or at the Closing, of the following conditions:

3.1.          Representations and Warranties.  The representations and warranties of Holding contained in this Second Amendment and those otherwise made in writing by or on behalf of Holding in connection with the transactions contemplated by this Second Amendment shall be correct on and as of the date hereof and shall be repeated and shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date.

3.2.          Performance; No Default.  Holding shall have performed and complied with all agreements and conditions contained in this Second Amendment required to be performed or complied with by it prior to or at the Closing and at the time of the Closing no Default shall have occurred and be continuing.

3.3.          Compliance Certificate.  Holding shall have delivered to KIA IV an Officers’ Certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 3.1 and 3.2 have been fulfilled.

3.4.          Absence of Litigation.  No litigation or proceeding shall exist with respect to any of the aforementioned agreements or this Second Amendment or any other agreements, documents or transactions related thereto or hereto, which would in the opinion of KIA IV be reasonably likely to have a material adverse effect on the ability of Holding to perform its obligations under this Second Amendment or the New Notes or on the validity or enforceability of this Second Amendment or the New Notes.

3.5.          Indenture.  KIA IV shall be reasonably satisfied with the terms of the Indenture.  The Indenture shall have been duly executed and delivered by all parties thereto and there shall not exist any default or event of default thereunder.

3.6.          Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to KIA IV and its counsel, and KIA IV shall have received such other documents relating thereto as KIA IV may reasonably request.

4.             Representations and Warranties of Holding.  Holding represents and warrants to KIA IV as follows:

4.1.          Organization, Standing, Etc.  Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

4.2.          Qualification.  Holding is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary.

4.3.          Authorization.  Holding has the corporate power and authority and the legal right to make, deliver and perform its obligations under this Second Amendment and the New Notes and has taken all necessary corporate action to authorize the transactions contemplated hereby and thereby.  This Second Amendment has been, and on or prior to the Closing Date the New Notes shall have been, duly authorized, executed and delivered by Holding.  This Second Amendment constitutes, and when executed and delivered the New Notes shall constitute, legal, valid and binding obligations of Holding, enforceable against Holding in accordance with their respective terms.

4.4.          No Violation; Conflicts.  The execution and delivery of this Second Amendment and the New Notes and the performance by Holding of their respective terms will not (a) violate any law or regulation or any order or decree of any court or governmental instrumentality applicable to Holding or any of the Subsidiaries; (b) conflict with or constitute a material default under, or give rise to any right of termination or acceleration under, any material indenture, mortgage, deed of trust or loan agreement, or any other material agreement, lease or other instrument, to which Holding or any of the Subsidiaries is a party or by which any of their property or assets are bound or to which they may be subject; or (c) violate any provision of the Certificate of Incorporation or By-Laws of Holding or any of the Subsidiaries.

4.5.          Governmental Consent.  No consent, approval or authorization of, or declaration or filing with, any Governmental Authority on the part of Holding or any of the Subsidiaries is required for the valid execution and delivery of this Second Amendment, the New Notes, the valid offer and issuance of the New Notes pursuant to this Second Amendment or the consummation of the transactions contemplated by this Second Amendment or the New Notes.

4.6.          Compliance with Margin Regulations.  The issuance of the New Notes hereunder and the consummation of the transactions contemplated hereby will not violate or be inconsistent with Regulation G, T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

5.             Terms of New Notes, Etc.

5.1.          Terms of New Notes.  The terms of the New Notes, including the payments required upon the maturity thereof, the interest rates applicable thereon, and mandatory and optional prepayments with respect thereto, are contained in the form of such New Notes set forth in Exhibit A.

6.             Definitions.  The definitions contained in Section 12 of the Restructuring Agreement are supplemented and amended as follows:

“Second Amended and Restated Credit Agreement” refers to the Second Amended and Restated Credit Agreement, dated as of March 3, 1993, amended and restated as of March 24, 1998 and further amended and restated as of April 12, 2002, among Holding, the Company, various financial institutions specified therein, and Bankers Trust Company, as agent, and Deutsche Bank Securities, Inc. as lead arranger and sole book runner, and all security agreements and ancillary agreements referred to therein, in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time, including any amendment extending the maturity of or effecting a refinancing or restructuring of the indebtedness of the Company thereunder.

“Indenture” refers to the Indenture, dated as of May 22, 2002, between the Company and The Bank of New York, as specified in the third recital to this Second Amendment.

“New Notes” refers to Holding Note No. R-22, Holding Note No. R-23 and the Secondary Notes, as specified in Section 1.1.

“Second Amendment” refers to this Second Amendment to the Restructuring Agreement, together with all exhibits hereto, as amended from time to time.

“Special Term Loan Agreement” refers to the Special Term Loan Agreement, dated as of March 24, 1998, among the Company, DLJ Capital Funding, Inc., as syndication agent, and Fleet National Bank, as administrative agent, and the lenders party thereto, and all security agreements and ancillary agreements referred to therein, in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

7.             Survival of Representations and Warranties.  All representations and warranties contained in this Second Amendment or made in writing by or on behalf of Holding in connection with the transactions contemplated by this Second Amendment shall survive the execution and delivery of this Second Amendment, any investigation at any time made by KIA IV or on KIA IV’s behalf, the issuance of the New Notes to KIA IV under this Second Amendment and any disposition or payment of the New Notes.  All statements contained in any certificate or other instrument delivered by or on behalf of Holding pursuant to this Second Amendment or in connection with the transactions contemplated by this Second Amendment shall be deemed representations and warranties of Holding under this Second Amendment.

8.             Parties.  This Second Amendment shall inure to the benefit of and be binding upon the parties hereto, each subsequent holder of a New Note and each of their respective successors and assigns.  Nothing expressed or mentioned in this Second Amendment is intended or shall be construed to give any Person, other than the parties hereto, each subsequent holder of a New Note and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Second Amendment or any provisions herein contained.  This Second Amendment and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto, any subsequent holder of a New Note and each of their respective successors and assigns, and for the benefit of no other Person.

9.             Notices, Etc.  Except as otherwise provided in this Second Amendment and the Restructuring Agreement, notices and other communications under this Second Amendment and the Restructuring Agreement shall be in writing and shall be delivered by hand, or mailed certified or registered mail with postage prepaid, or faxed, addressed, (a) if to Holding, c/o Earle M. Jorgensen Company, 3050 East Birch Street, Brea, California 92621, fax number:  (714) 577-3765 to the attention of Mr. William Johnson, Vice President and Chief Financial Officer, or at such other address or to the attention of such other officer as Holding shall have furnished to KIA IV in writing with a copy to Mark A. Conley, Katten Muchin Zavis Rosenman, 2029 Century Park East, Suite 2600, Los Angeles, California 90067, fax number:

(310) 712-8225 or (b) if to KIA IV, c/o Kelso & Company, Inc., 320 Park Avenue, 24th Floor, New York, New York 10022, fax number:  (212) 223-2379 to the attention of Mr. Matelich with a copy to James Connors, II, Kelso & Company, Inc., 320 Park Avenue, 24th Floor, New York, New York 10022, fax number: (212) 223-2379 or at such other address, or to the attention of such other officer, as KIA IV shall have furnished to Holding in writing or (c) if to any other holder of any New Note, at such address or such fax number as such other holder shall have furnished to Holding in writing, or, until any such other holder so furnishes to Holding an address or fax number, then to and at the address of the last holder of such New Note who has furnished an address to Holding.  Any notice so addressed shall be deemed to be given three Business Days after being mailed by certified or registered mail or on the next Business Day after being faxed.

10.           Further Assurances.  At any time or from time to time upon the request of KIA IV, Holding shall execute and deliver, and shall cause the Subsidiaries to execute and deliver, such further documents and do such other acts as KIA IV may reasonably request in order to effect fully the purpose of this Second Amendment and the New Notes and to provide for payment with respect to the New Notes in accordance with the terms of this Second Amendment and the New Notes.

11.           Miscellaneous.  This Second Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of the New Notes or any part thereof.  This Second Amendment and the New Notes shall be construed and enforced in accordance with and governed by the law of the State of New York without regard to the conflicts of law rules of such state.  The headings in this Second Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.  Except as otherwise indicated, references to any “Section” mean a “Section” of this Second Amendment.  This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12.           Savings Clause.  Except as amended herein, each provision of the Restructuring Agreement and the Stock Pledge Agreement and the Warrants shall continue valid, binding and in full force and effect and the New Notes shall be entitled to the full benefit and protection of the Stock Pledge Agreement.

13.           Severability.  If any provision of this Second Amendment shall be held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Second Amendment shall remain in full force and effect.  Any provisions of this Second Amendment held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

IN WITNESS WHEREOF, the undersigned have caused this Second Amendment to be duly executed as of the date first above written.

EARLE M. JORGENSEN HOLDING COMPANY, INC., a Delaware corporation

By:	/s/WILLIAM S. JOHNSON
Name:	William S. Johnson
Its:	Vice President, Chief Financial Officer and Secretary

KELSO INVESTMENT ASSOCIATES IV, L.P., a Delaware limited partnership

By:	Kelso Partners IV, L.P., a Delaware limited partnership
Its:	General Partner

	By:	/s/DAVID I. WAHRHAFTIG
	Name:	David I. Wahrhaftig
	Its:	General Partner

Exhibit A

Form of Holding Note

Exhibit B

New Holding Note R-22

Exhibit C

NewHoldingNoteR-23